Exhibit 4.10
Novation Agreement
Date: 27 July 2015
PARTIES:
1	V.Ships Greece Ltd., of Bermuda, with registered address at Par la ville place 14, Par la ville road, Hamilton HM 08, Bermuda, c/o Agiou Dionisiou 3, (herein referred to as the "Existing Manager")
2	Leader Shipping Co., of the Marshall Islands, with registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960 Marshall Islands (herein referred to as the "Owner")
3	V.Ships Limited, of Limassol Cyprus, with registered address at Zenas Gunther, 16-18, Agia Triada, 3035 Limassol, Cyprus (herein referred to as the "New Manager")
WHEREAS:
A.	This Novation Agreement is supplemental to a Ship Management Agreement dated 11 February 2015 made between the Existing Manager and the Owner in respect of the vessel "LEADERSHIP" registered in the name of the Owner under the Bahamas flag with IMO no. 9233923 (the "Management Agreement").
B.	In accordance with Clause 17 of the Management Agreement, the Existing Manager and the Owner have agreed that the Management Agreement may be novated by the Owners to the New Manager at any time from the Date of Commencement (as defined in the Management Agreement) by a sole written notice of the Owners to the Managers.
C.	The Owners have notified the Existing Manager on the novation of the Management Agreement and it has been agreed that the Existing Manager be released and discharged from the Management Agreement as from 27 July 2015 (the "Effective Date") and that the Owner releases and discharges the Existing Manager with respect to the Management Agreement from the Effective Date upon the terms of the New Manager undertaking to perform in all respects the Management Agreement and be bound by all the terms of the Management Agreement in place of the Existing Manager.
D.	The Management Agreement, as Annexed hereto, has not been amended, varied, cancelled, novated or terminated and represents the entire agreement between the Existing Manager and the Owner.
NOW THEREFORE, in consideration of the premises and the mutual covenants herein set out, it is hereby agreed as follows:-
1.	Novation and Release
1.1	With effect from the Effective Date as defined in paragraph "C" above and by mutual agreement between the parties and in consideration of the mutual undertakings and releases herein contained, the New Manager shall substitute the Existing Manager under the Management Agreement and the New Manager shall as from the Effective Date assume all rights and obligations of the Existing Manager arising out of or in connection with the Management Agreement and agrees to be bound in all respects In place of the

Existing Manager by the terms of the Management Agreement, which shall hereafter be construed and treated in all respects as if the New Manager had been originally named as a party to the Management Agreement.
1.2	The Owner hereby agrees to continue to be bound by the Management Agreement in all respects vis-a-vis the New Manager from the Effective Date and further agrees to release the Existing Manager from any further liability under the Management Agreement that may arise or be incurred from events after the Effective Date,
1.3	Any issues or disputes arising between the Existing Manager and the New Manager in connection with the Management Agreement shall be resolved between themselves without involving or prejudicing the Owner.
1.4	Nothing in this Novation Agreement shall affect or prejudice any claim or demand whatsoever which either the Owner or the Existing Manager may have against the other relating to matters arising prior to the Effective Date.
2.	Amendments to the Management Agreement
From the Effective Date, the following amendments are agreed to the Management Agreement:
(a)	all references to the "Managers" in the Management Agreement shall be deemed to mean the New Manager and not the Existing Manager; and
(b)	In Box 3 of Part I of the Management Agreement will be replaces as of the Effective Date with the following:
3. Managers

Name: V.SHIPS LIMITED, of Limassol Cyprus
Registered Office: Zenas Gunther, 16-18, Agia Triada, 3035 Limassol, Cyprus
Country of Incorporation: Cyprus

Telephone Number: +357 25848400	Fax Number: +357 255601700
Contact Name: Capt. Alex Halavins	Position: General Manager

Email address: alex.halavins@vships.com

3.	Law and Jurisdiction
This Agreement is governed by and shall be construed in accordance with English law. Each party agrees with the others that, In the event of a dispute between them or any of them, such disputes shall be referred to arbitration in London, and the arbitration agreement between such parties shall be in the terms of clause 20 of the Management Agreement. In the event of a dispute involving all the parties, it is agreed that there shall be a consolidated reference to arbitration, and that if separate references are commenced they shall upon request of any party be consolidated.

THIS AGREEMENT has been executed by the parties to this Agreement as a deed on the date specified at the beginning of this Agreement.
Executed as a Deed	)
By Capt. Mauro Renaldi	)	/s/ Mauro Renaldi
for and on behalf of	)
V.Ships Greece Ltd.	)
of Bermuda	)
in the presence of:	)

Executed as a Deed	)
By Mr. Stamatios Tsantanis	)	/s/ Stamatios Tsantanis
for and on behalf of	)
Leader Shipping Co.	)
of the Marshall Islands	)
in the presence of:	)

Executed as a Deed	)
By Capt. Alex Halavins	)	/s/ Alex Halavins
for and on behalf of	)
V.Ships Limited	)
of Limassol Cyprus	)
for and on behalf of	)
the presence of:	)